EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of January, 2012, by and between Aspen University, Inc., a Delaware corporation with offices at 224 West 30th Street, Suite 604, New York, NY 10001 (the “Company”), and Gerald B. Williams, an individual residing at 1401 Woodbury Lane, Liberty, MO 64068 (the “Executive”), under the following circumstances:

RECITALS:

A.           The Company desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

B.           The Executive desires to provide such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1.   Employment. The Company hereby employs the Executive and the Executive hereby accepts employment as an executive of the Company, subject to the terms and conditions set forth in this Agreement.

2.   Duties. The Executive shall serve as the President  with responsibilities as may be, from time to time, assigned to him by the Chief Executive Officer (the “CEO”) of the Company. The Executive shall report directly to the CEO of the Company. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the CEO. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs, charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth in Section 9 below.

3.   Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of five (5) years commencing on the date hereof (the “Commencement Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.   Compensation of Executive.

(a) The Company shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $150,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations.

(b) In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to receive an annual bonus in an amount equal to fifty percent (50%) of his then-current Base Salary (to be paid 50% in cash, and 50% in common stock of the Company or, if the principal owner of its capital stock (the “Parent”) files reports with the Securities and Exchange Commission (“SEC”), of the Parent (the common stock of the Company or the Parent the “Common Stock”) based upon the achievement of performance targets with respect to the Company’s business to be mutually agreed upon by the Executive and the CEO (the “Bonus Target”). In his sole discretion, the Executive may elect to receive the entirety of such annual bonus in Common Stock at the basis determined by the Board of Directors in good faith.

(c) The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Company’s policy for reimbursement of expenses from time to time.

(d) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Company provides to its senior executives (the “Benefit Plans”).

(e) In addition to the Base Salary and the bonus compensation, the Executive shall receive five-year options to purchase 200,000 shares of the Common Stock at an exercise price of $1.00 per share.  The option agreement with respect to such options shall provide for such options to vest twenty five percent (25%) on each anniversary of the date hereof and shall permit the Executive at least twelve (12) months after the Executive’s death or Total Disability (as defined in Section 5(a)(ii)) and three (3) months after the Executive’s termination of employment for any other reason to exercise such vested options, provided that such exercise shall not occur later than the expiration of the term and, other than such restrictions, neither the options nor any shares of Common Stock obtained upon exercise thereof shall be subject to forfeiture or to the Company’s or other stockholders’ right to repurchase.  Provided, however, any clawback provisions contained in the CEO’s option agreement shall also be contained in the Executive’s option agreement and any clawback provisions required by applicable law or rules or by the rules of the principal market where the Common Stock trades from time-to-time shall be deemed to be contained in the Executive’s option agreement.  The option agreement with respect to such options shall allow the Executive to exercise the options granted thereby on through a broker-assisted cashless exercise.  The options shall fully vest upon a Change in Control Transaction (as defined in Section 10).  The exercise price per share for such options will be subject to adjustment for dividends, splits, reclassifications and similar transactions.

(f) The Company shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Company.  Such agreement shall provide for the indemnification of the Executive for the term of his employment and for a period of at least six (6) years thereafter.  The Company shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

5.   Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death;

(ii) upon the Executive’s “Total Disability” (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Executive’s option, upon ninety (90) days prior written notice to the Company;

(v) at the Executive’s option, in the event of an act by the Company, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive; and

(vi) at the Company’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Company.

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii)  by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three  months under an accident and health plan covering employees of the Company; or (iii)  determined to be totally disabled by the Social Security Administration.  Any question as to the existence of a disability shall be determined by the written opinion of the Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable).

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any material diminution of in Executive’s authority, duties and/or responsibilities (unless the Executive has agreed to such diminution); (ii) a material change in the chain of reporting referenced in Section 2 (unless the Executive has agreed to such diminution); (iii) any material reduction in Executive’s Base Salary (unless the Executive has agreed to such reduction); (iv) any material change in the geographic location at which the Executive must perform services to a location outside of Kansas City Metro Area without the Executive’s prior written consent; or (v) any material violation by the Company of its obligations under this Agreement. Prior to  the Executive terminating his employment with the Company for Good Reason, the Executive must provide written notice to the Company, within 90 days following the initial existence of such condition,  that such Good Reason exists and setting forth in detail the grounds the Executive believes constitutes Good Reason.  If the Company does not cure the conditions constituting Good Reason within sixty (60) days after receipt of written notice thereof from the Executive, the Executive may terminate this Agreement for Good Reason.

(d) For purposes of this Agreement, the term “Cause” shall mean:

 (i) the Executive is convicted of a felony or commits a felonious act which is related to the Executive's employment or the business of the Company; (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in either case, in harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company; (iv) the Executive materially breaches any provision of Sections 8 or 9 of this Agreement or the Non-Disclosure Agreement; (v) the Executive breaches his fiduciary duty to the Company resulting in profit to him, directly or indirectly; (vi) the Executive materially breaches any agreement with the Company; (vii) the Executive materially fails to perform his duties under Section 2 or performs such duties in a manner not customary for an executive of similar status and compensation; (viii) it is later determined that Executive fraudulently concealed facts or made misrepresentations concerning Executive’s prior employment; (ix) the Executive fails on more than occasion to comply with the directive’s of the Company’s board of directors; or (x) the Executive suffers from alcoholism or drug addiction or otherwise uses alcohol to excess or uses drugs in any form except strictly in accordance with the recommendation of a physician or dentist.

6.   Effects of Termination.

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) three (3) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (ii) continued provision for a period of twelve (12) months following the Executive’s death of benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability.

(b) Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Company has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Company, the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Company tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Company’s statement that the Executive’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c) Upon termination of the Executive’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) the greater of three (3) months’ Base Salary at the then current rate or the remainder of the Base Salary due under this Agreement, to be paid upon the date of termination of employment in monthly installments, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment.

(d) Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) continued provision, for a period of one (1) month after the date of the Executive’s termination of employment, of benefits under Benefit Plans extended to the Executive at the time of termination.  Executive shall have any conversion rights available under the Company’s or Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made hereunder by the Company to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7.   Vacations. The Executive shall be entitled to a vacation of three (3) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Company shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Company’s business necessities, up to three (3) weeks’ vacation may carry over to the subsequent year.

8.   Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder except in the event of a termination of this Agreement pursuant to Section 5(a)(v), hereof, or as detailed in the provision above. All references to the Company in Section 8 and Section 9 hereof shall include any subsidiary of the Company.

9.   Covenant Not To Disclose, Compete or Solicit.  Upon execution of this Employment Agreement, the Executive and the Company shall enter into that certain Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached hereto in the form of Exhibit A (the “Non-Disclosure Agreement”).

10.   Change of Control. Upon a Change of Control (as hereinafter defined), the Executive shall receive an amount equal to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v).  The Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no Change of Control.  Notwithstanding anything contained herein to the contrary, in the event the Executive receives severance pursuant to a Change of Control, then the Executive should not also receive severance pursuant to Section 6 as a result of the termination of Executive’s employment pursuant to Section 5. For purposes of this Agreement “Change of Control” means the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of the Company’s then outstanding voting securities or 50% or more of the fair market value of the Company. Provided, however, if the Company closes a reverse merger with a corporation which files reports with the SEC under the Exchange Act, a Change of Control shall not be deemed to have occurred;

(b) Within a 12 month period, less than a majority of the directors of the Company are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination. Notwithstanding the preceding, in no event shall a change in the Board in connection with the Company’s proposed reverse merger constitute a Change of Control; or

(c) The Company has sold all or substantially all of its assets to another person or entity that is not a majority-owned subsidiary of the Company.

Notwithstanding the preceding, the above-listed events must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5) in order to be deemed a Change of Control.

11.   Sarbanes-Oxley Act of 2002.

(a) In the event the Executive or the Company is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the United States federal securities laws by the Executive, the Compensation Committee or the Board may, in its sole discretion, direct the Company to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Company, which the Compensation Committee or the Board believes, in its sole discretion, may or could be considered an “extraordinary payment” and therefore at risk and potentially subject to, the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002 (“SOX”) (including, but not limited to, any severance payments made to the Executive upon termination of employment).  The withholding of any payment shall be until such time as the investigation is concluded, without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with such amounts as directed by the Compensation Committee or the Board to be withheld with or without the accruing of interest (and if with interest the rate thereof).  Except by an admission of wrongdoing or the final adjudication by a court or administrative agency finding the Executive liable for or guilty of violating any of the federal securities laws, rules or regulations, the Compensation Committee or the Board shall pay to the Executive such compensation or other payments.  Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or other administrative order.

(b) In the event that the Company restates any financial statements which have been contained in reports or registration statements filed with the SEC, and the restatement of the prior financial statements is as the result of material noncompliance with any financial reporting requirement under the securities laws, the Executive hereby acknowledges that the Company shall recover from the Executive (i) incentive based compensation (including stock options) awarded during the three year period preceding the date on which the Company is required to prepare the restatement (ii) in excess of what would have been paid the Executive under the restatement.  Any rules passed by the SEC under Section 10D of the Securities Exchange Act of 1934 (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) shall be incorporated in this Agreement to the extent applicable. The Executive agrees to reimburse the Company for any bonuses received and/or profits realized from the sale of the Company’s securities (including the cash received from exercise of any options (or other awards of stock rights) during the 12-month period following the first public issuance or filing with the SEC of the report or registration statement (whichever comes first) containing the financial information required to be restated.  Provided, however, this Section shall not impose any liability on the Executive beyond any liability that is imposed under Section 304 of SOX.

(c) Notwithstanding the last sentence of Section 10(b), if the Company’s common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 304 of SOX requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including but not limited to executing any amendment to this Agreement.

12.   Section 409A.

(a) Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(b) For purposes of this Section 12, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c) To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d) To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

13.   Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

[Signature Page to Follow]

CORPORATION:

Aspen University, Inc.

By:	/s/ Michael Mathews
Michael Mathews, Chief Executive Officer

Title:	CEO

EXECUTIVE:

Gerald B. Williams

/s/ Gerald B. Williams
Signature

EXHIBIT A

Aspen University Inc.
NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of employment of the Executive by the Company and payment to the Executive of salary or wages, this Agreement is made between Aspen University Inc., a Delaware corporation, and Gerald B. Williams (the "Executive").  For purposes of the Agreement, the term “Company” shall include Aspen University Inc. and its affiliates, now or hereafter existing.

WHEREAS, to induce the Company to hire the Executive as an employee of the Company, the Executive agrees to the covenants of non-disclosure, non-competition, and non-solicitation, as more particularly described herein.

NOW, THEREFORE, in consideration of the hiring by the Company of the Executive as an employee of the Company, the Executive hereby agrees as follows:

1.   Confidential Information. The Executive acknowledges that, in order for him to perform his or her duties properly, the Company must necessarily entrust the Executive with certain trade secrets and confidential business information (the "Confidential Information"). The Confidential Information includes, but is not limited to: source code, object code, operational and functional features and limitations of the Company's software; the Company's research and development plans and activities; the Company's manufacturing and production plans and activities; the prices, terms and conditions of the Company's contracts with its customers; the identities, needs and requirements of the Company's customers; the Company's pricing policies and price lists; the Company's business plans and strategies; the Company's marketing plans and strategies; personnel information; and financial information regarding the Company. The Executive further acknowledges that the development or acquisition of such Confidential Information is the result of great effort and expense by the Company, that the Confidential Information is critical to the survival and success of the Company, and that the unauthorized disclosure or use of the Confidential Information would cause the Company irreparable harm.

 2.   Nondisclosure of Confidential Information.  The Executive agrees that, during the term of his or her employment with the Company and thereafter, he or she will not disclose the Confidential Information or use it in any way, except on behalf of the Company, whether or not such Confidential Information is produced by the Executive's own efforts. The Executive further agrees, upon termination of his or her employment, promptly to deliver to the Company all Confidential Information, whether or not such Confidential Information was produced by the Executive's own efforts, and to refrain from making, retaining or distributing copies thereof.

3.   Inventions and Discoveries.  Any invention, discovery, development, improvement, procedure, writing, work or trade secret (collectively referred to herein as "Inventions") that relates to any phase of the business of the Company, or results from any work performed on the premises of the Company or by use of the facilities, equipment or services of other employees of the Company, whether patentable, copyrightable or not, and that is made or discovered by the Executive individually or jointly with any other person or persons during the term of the Executive's employment with the Company (including any period of time prior to the date of this Agreement), shall forthwith be disclosed to the Company and shall be the sole property of the Company.  Any such Invention shall be considered a work made for hire. The Executive hereby assigns to the Company all of his or her right, title and interest to any such Invention. The Executive further agrees to maintain adequate, current written records of any Invention within the scope of the foregoing provisions in the form of notes, sketches, drawings, memoranda or other written evidence, which records shall be and remain the sole property of the Company.

4.   Patents, Trademarks and Copyrights.  The Executive agrees that, during the term of his or her employment with the Company and thereafter, he or she will, whenever requested to do so by the Company and at the expense of the Company, apply or join with the Company in applying for patents, trademarks, copyrights, letters patent and other means for the protection of proprietary information, both foreign and domestic, with respect to any Invention described in paragraph 4. The Executive shall execute and deliver to the Company any and all other documents and instruments that, in the opinion of the Company and its counsel, are appropriate in order to obtain said patents, trademarks, copyrights, letters patent and other means of protecting proprietary information. The Executive shall further execute and deliver all such other instruments and take all other actions that in the opinion of the Company and its counsel shall be appropriate to vest in the Company (or in such person as the Company may specify) all right, title and interest in said patents, trademarks, copyrights, letters patent and other means of protecting proprietary information, and shall cooperate and assist in any litigation commenced by the Company against third parties with respect to the same.

5.   Power of Attorney.  In the event the Company is unable, after reasonable effort, to secure Executive's signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in-fact, to act for and in his or her behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by Executive.

6.   Executive Developments.  Executive represents that all inventions, discoveries, developments, improvements, procedures, writings, works, trade secrets or other intellectual property rights to which Executive claims ownership as of the date of this Agreement (the "Executive Developments"), and which the parties agree are excluded from this Agreement, are listed in Exhibit A attached hereto.  If no such Executive Developments are listed in Exhibit A, Executive represents that there are no such Executive Developments at the time of signing this Agreement.

7.   Restrictions on Competition.  The Executive agrees that, during the term of his or her employment with the Company and for a period of three (3)  months after termination for any reason of Executive's employment, he or she will not, directly or indirectly, render services to, work for or on behalf of, have an interest in, make any loan to, or assist in any manner any business that is competitive with that in which the Company was engaged or planned to engage on the date of the Executive's termination from the Company.  The foregoing shall not prevent the Executive from owning up to one percent (1%) of the outstanding securities of a publicly held corporation that may compete with the Company.  The Executive agrees that, during the term of his or her employment with the Company and for a period of three (3) months after termination for any reason of Executive's employment, he or she will not, directly or indirectly, solicit or accept work from any individual or entity that was a customer of the Employer during the Executive's employment with the Company.

8.   Notice of Subsequent Employment.  Executive shall, for a period of three (3) months after the termination of employment with the Company, notify the Company of any change of address, and of any subsequent employment (stating the name and address of the employer and the title and duties of the position) or other business activity.  The Executive further agrees that the Company may, following termination of the Executive's employment for a period of three (3) months, communicate with the Executive's new employer for the purpose of informing the new employer of the existence of this Agreement and providing the new employer with a copy of this Agreement.

9.   Enticement.  For a period of three (3) months after the termination of employment with the Company, Executive will not hire or attempt to hire any employee of the Company, or assist in such hiring by anyone else, to work as an employee or independent contractor with any business that is competitive with that in which the Company was engaged or planned to engage on the date of the Executive's termination from the Company.

10.   Return of Company Property.  The Executive agrees, upon termination of his or her employment, promptly to deliver to the Company all files, keys, building passes, credit cards, books, documents, computer disks or tapes, and other property prepared by or on behalf of the Company or purchased with Company funds, and to refrain from making, retaining or distributing copies thereof.  To the extent that Executive has any data belonging to the Company on any non-removable magnetic media owned by Executive (for example, a computer's hard disk drive), Executive agrees that immediately upon termination he or she will provide the Company with a copy of the data and then purge his or her computer of the data.

11.   Equitable Relief.  The Executive acknowledges that a breach of this Agreement by the Executive will cause irreparable injury to the Company, that the Company's remedies at law will be inadequate in case of any such breach, and that the Company will be entitled to temporary and preliminary injunctive relief and other injunctive relief in case of any such breach without having to post a bond or other security or plead or prove irreparable injury and lack of an adequate remedy at law.

12.   Compliance with Other Agreements.  The Executive represents and warrants to the Company that the execution of this Agreement by him, his or her performance of his or her obligations hereunder, and his or her employment by the Company will not, with or without the giving of notice or the passage of time, conflict with, result in the breach or termination of, or constitute default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

13.   Waivers.  The waiver by the Company or the Executive of any action, right or condition in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other occurrences of the same event.  Further, any subsequent change or changes in Executive’s duties, salary, compensation, or employment status will not affect the validity or enforceability of this Agreement.

14.   Survival; Binding Effect.  This Agreement shall survive the termination of the Executive's employment with the Company regardless of the manner of such termination, and shall be binding upon the Executive and his or her heirs, executors and administrators.

15.   Assignability by Company.  This Agreement is assignable by the Company and inures to the benefit of the Company, its subsidiaries, affiliated corporations, successors and assignees. This Agreement, being personal, is not assignable by the Executive.

16.   Headings; Gender References.  The section headings in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. Wherever used herein, the masculine pronoun shall, as appropriate, be construed to include the feminine.

17.   Severability.  The covenants of this Agreement are intended to be separable, and the expressions used therein are intended to refer to divisible entities. Accordingly, the invalidity of all or any part of any paragraph of this Agreement shall not render invalid the remainder of this Agreement or of such paragraph. If, in any judicial proceeding, any provision of this Agreement is found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

18.   Governing Law.  This Agreement shall be deemed to have been made in New York and shall be governed by and construed in accordance with the substantive law of New York, excluding, however, such laws as pertain to conflicts of law.

19.   Exclusive Jurisdiction; Venue.   Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state or federal courts of the United States, State of New York and venue shall be in the County of New York or appropriate federal district and division.  The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.Executive

20.   Attorney's Fees.  Executive agrees that in the event that the Employer brings suit to enforce any term of this Agreement, the Executive shall be liable for the Employer's reasonable attorney's fees and costs with respect to any claim or counterclaim as to which the Employer is the prevailing party.

21.   Entire Agreement; Amendments.  This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes any prior communication or understanding with respect thereto, and no modification or waiver of any provision hereof shall be valid unless made in writing and signed by the parties.

22.   Understanding of Agreement.  THE EXECUTIVE STATES THAT HE OR SHE HAS HAD A REASONABLE PERIOD SUFFICIENT TO STUDY, UNDERSTAND AND CONSIDER THIS AGREEMENT, THAT HE OR SHE HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF HIS OR HER CHOICE, THAT HE OR SHE HAS READ THIS AGREEMENT AND UNDERSTANDS ALL OF ITS TERMS, THAT HE OR SHE IS ENTERING INTO AND SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND THAT IN DOING SO HE OR SHE IS NOT RELYING UPON ANY STATEMENTS OR REPRESENTATIONS BY THE COMPANY OR ITS AGENTS.

IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the 1st day of January, 2012.

Aspen University Inc.

By:	/s/ Michael D. Mathews	/s/ Gerald B. Williams
	Michael D. Mathews, CEO	Gerald B. Williams, President

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